As filed with the Securities and Exchange Commission on September 8, 2025

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TSS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2027651
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Aviation Drive, Suite 100, Georgetown, Texas	78628
(Address of principal executive offices)	(zip code)

TSS, INC. 2025 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Darryll Dewan

Chief Executive Officer

1800 Aviation Drive, Suite 100

Georgetown, Texas 78628

(512) 310-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher R. Johnson

Miles & Stockbridge P.C.

100 Light Street

Baltimore, Maryland 21202

(410) 727-6464

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 EXPLANATORY NOTE

TSS, Inc., a Delaware corporation (the “Registrant”), is filing this registration statement on Form S-8 (this “Registration Statement”) to register 1,500,000 shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), issuable under the Registrant’s 2025 Omnibus Incentive Compensation Plan (the “2025 Plan”). On April 30, 2025, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to adopt the 2025 Plan as a successor to the Registrant’s 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) and to reserve 1,500,000 shares of Common Stock for issuance under the 2025 Plan. The proposal to adopt the 2025 Plan was approved by the Registrant’s stockholders at the 2025 Annual Meeting on June 4, 2025 (the “Effective Date”). The number of shares of Common Stock authorized for issuance pursuant to the 2025 Plan is equal to (a) 1,500,000 shares of Common Stock, plus (b) the number of unallocated shares of Common Stock available for issuance as of the Effective Date under the 2015 Plan.  In addition, any shares of Common Stock subject to awards under the 2015 Plan that are outstanding at the Effective Date and that subsequently (i) expire unexercised, are forfeited or otherwise terminate or are canceled without the delivery of shares of Common Stock or (ii) are surrendered or withheld from any award under the 2015 Plan to satisfy a participant’s income tax or other withholding obligations, in each case, will again become available to be delivered pursuant to awards granted under the 2025 Plan.

In accordance with General Instruction E of Form S-8, the Registrant hereby incorporates by reference into this Registration Statement the contents of the prior registration statements on Form S-8 relating to the 2015 Plan, filed with the Commission on April 8, 2022 (File No. 333-264212) and on September 24, 2015 (File No. 333-207114), including any amendments thereto or filings incorporated therein, except as modified, supplemented or superseded by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The information specified by Item 1 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The information specified by Item 1 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement, excluding information and exhibits deemed furnished (but not filed) pursuant to Item 2.02, Item 7.01 or Item 9.01 of our Forms 8-K listed below:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on April 15, 2025;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed on May 15, 2025;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, filed on August 11, 2025;

(d)	the Registrant’s Current Reports on Form 8-K filed on January 7, 2025, May 15, 2025, June 9, 2025, July 16, 2025, and August 15, 2025;

(e)

the description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on July 27, 2007 (File No. 001-33627) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference herein and are a part of this Registration Statement from the date of the filing of such reports and documents. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

You may obtain a copy of any of the above-referenced filings, without charge, by written or oral request directed to TSS, Inc., 1800 Aviation Drive, Suite 100, Georgetown, Texas 78628, Attention: Investor Relations, telephone: (512) 310-1000.

Item 4. Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Registrant has adopted provisions in its Second Amended and Restated Certificate of Incorporation, as amended, that limit or eliminate the personal liability of the Registrant’s directors to the maximum extent permitted by the Delaware General Corporation Law (the “DGCL”). The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or (iv) for any transaction from which the director derived an improper personal benefit. These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, also obligates it to indemnify the Registrant’s directors, officers, employees and agents to the fullest extent permitted under the DGCL, subject to limited exceptions. Section 145 of the DGCL provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful. Also, the Registrant may be required to advance expenses to its directors, officers, employees and agents in connection with legal proceedings, subject to limited exceptions.

The Registrant may enter into separate indemnification agreements with its directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements could require the Registrant, among other things, to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors and officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require the Registrant to advance any expenses incurred by the directors and officers as a result of any proceedings against them as to which they could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description of Exhibit

4.5	TSS, Inc. 2025 Omnibus Compensation Plan (Incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement filed on April 30, 2025).

5.1*	Opinion of Miles & Stockbridge P.C.

23.1*	Consent of Weaver and Tidwell L.L.P.

23.2*	Consent of Miles & Stockbridge P.C. (incorporated herein by reference from Exhibit 5.1).

24.1*	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

107.1*	Filing Fee Table

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Georgetown, Texas, on September 8, 2025.

TSS, INC.

By:	/s/ Darryll E. Dewan
Darryll E. Dewan
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darryll E. Dewan and Daniel M. Chism as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant on the dates and in the capacities indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Name	Position	Date

/s/ Peter H. Woodward		September 8, 2025
Peter H. Woodward	Chairman of the Board

/s/ Darryll E. Dewan		September 8, 2025
Darryll E. Dewan	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Daniel M. Chism		September 8, 2025
Daniel M. Chism	Chief Financial Officer (Principal Financial Officer and Accounting Officer)

/s/ Richard M. Metzler		September 8, 2025
Richard M. Metzler	Director

/s/ Michael Fahy		September 8, 2025
Michael Fahy	Director